Exhibit 10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 27, 2016, with respect to the financial statements of Annuity Investors Life Insurance Company and with respect to the financial statements of Annuity Investors Variable Account C, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-148940) and Amendment No. 84 to the Registration Statement (Form N-4 No. 811-21095) and related Prospectus and Statement of Additional Information of Annuity Investors Variable Account C for the registration of the “TotalGroup” group flexible premium deferred variable annuities.

                         /s/ Ernst & Young LLP

Cincinnati, Ohio

April 27, 2016